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*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit 10.28

COLLABORATION AND LICENSE AGREEMENT

        This COLLABORATION AND LICENSE AGREEMENT (the "Agreement"), effective as of the 25th day of February 2002 (the "Effective Date"), is made by and between Pharmacopeia, Inc., a Delaware corporation, having a principal place of business at 3000 Eastpark Boulevard, Cranbury, New Jersey 08512 ("Pharmacopeia"), and N.V. Organon, a Dutch Company limited by Shares, having a principal place of business at Kloosterstraat 6, 5342 AB Oss, The Netherlands ("Organon").

BACKGROUND

        WHEREAS, Pharmacopeia has internal expertise in the screening and optimization of compounds;

        WHEREAS, Organon is interested in utilizing the expertise of Pharmacopeia in the identification of Lead Compounds against certain Targets; and

        WHEREAS, Organon and Pharmacopeia wish to enter into a Research Collaboration the objective of which will be for Pharmacopeia to deliver eight (8) Lead Series and for Organon to develop market and sell Collaboration Products.

        NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth in this Agreement, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        As used herein, the following terms shall have the meanings set forth below:

        1.1  "Affiliate" means any Person controlled by, controlling, or under common control with a Party. For the purpose of this Section 1.1 only, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) (or, if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interest of a Person.

        1.2  "Assay" collectively refers to the Primary Assay and the Secondary Assay.

        1.3  "Assay Improvements" have the meaning set forth in Section 2.3.

        1.4  "Collaboration Product" means any therapeutic or prophylactic product that contains a Lead Compound or Derivative Compound thereof.

        1.5  "Columbia License" means that certain license agreement effective as of July 16, 1993, as amended and restated as of October 6, 1995, entered by and between Pharmacopeia and the Trustees of Columbia University in the City of New York and the Cold Spring Harbor Laboratory.

        1.6  "Combination Product" means (1) a Collaboration Product that comprises two (2) or more active ingredients, at least one of which is a Lead Compound or a Derivative Compound thereof.

        1.7  "Confidential Information" as to each Party, means such Party's confidential information, Patent Rights and Know-how, all the data and materials of that Party relating to the Research Collaboration, the Target Information, Lead Compounds, Organon Compounds, Derivative Compounds thereof and Collaboration Products, and including without limitation, all research, technical, clinical development, manufacturing, marketing, financial, personnel, and other business information and plans of such Party, which if disclosed in written, graphic or electronic form, is marked or otherwise designated as "confidential" or "proprietary" and, if disclosed orally, is summarized and designated as "confidential" or "proprietary" in a writing provided to the Party receiving it no later than thirty (30) days from such disclosure.

        1.8  "Controls" or "Controlled" means possession of the ability to grant licenses or sublicenses without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

        1.9  "Derivative Compound" means a compound which is a chemical modification of a Lead Compound or other active structure disclosed by Pharmacopeia to Organon, having activity against the same Target as such Lead Compound or other active structure, which (i) results from a chemical synthesis program based on Lead Compound or other active structure disclosed by Pharmacopeia to Organon, or (ii) is based on structure-function data relating thereto, or (iii) is based on Developed Technology. For clarification purposes it is understood that Organon can independently find compounds against the Target from its own discovery activities. These compounds will not be designated as Derivative Compounds if Organon, as shown by contemporaneous documentation, has developed these compounds independently of the intellectual property described in subsections (i)-(iii) above. Further, it is understood that Derivative Compounds with respect to a Target shall not include a compound if information about such compound's activity against the Target already was in the public domain.

        1.10 "Developed Technology" means any and all data or information whether tangible or intangible, including without limitation the Parties' Know-how and Patent Rights, which (i) is necessary to make or use Lead Compounds, or to develop, make, use or sell Collaboration Products based thereon, and (ii) which was conceived or reduced to practice during and in the course of the Research Collaboration, by employees or agents of Organon, Pharmacopeia and any of their respective Affiliates, either alone or jointly. Developed Technology shall not include Pharmacopeia Base Technology, Organon Base Technology or Excluded Technology.

        1.11 "Development Candidate" means any Lead Compound or Derivative Compound with respect to which Organon has elected to pursue a GLP Toxicity Study.

        1.12 "Excluded Technology" means any and all technical data or information, whether tangible or intangible, including without limitation Know-how and Patent Rights owned or Controlled by Pharmacopeia or its Affiliates relating to the Columbia License, the creation or use of encoded combinatorial chemical compound libraries, tag or marker compound engineering and decoding, computer software, or high throughput screening assays.

        1.13 "Exclusivity Period" has the meaning set forth in Section 4.1.

        1.14 "Fair Market Value" means the cash consideration, which a willing seller would realize from an unrelated willing buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

        1.15 "FDA" means the U.S. Food and Drug Administration, any successor thereto, or any corresponding foreign registration or regulatory authority.

        1.16 "First Commercial Sale" means, with respect to a Collaboration Product in any country, the first sale for use or consumption by the general public of such Collaboration Product in such country after all Regulatory Approvals have been obtained in such country.

        1.17 "FTE" means a full-time equivalent Pharmacopeia or Organon scientist.

        1.18 "Fully Allocated Manufacturing Cost" means the cost of direct materials, direct labor (which includes fringe benefits), other direct manufacturing costs, including but not limited to, factory costs and indirect costs, such as supervisory and support labor, supplies, utilities, machinery and equipment maintenance costs (including associated depreciation) and plant operating and maintenance costs (including associated depreciation).

        1.19 "Inactive Compound" means a Pharmacopeia Compound that was screened in the Research Collaboration against a Target and was not found to show activity against such Target. This activity can be agonistic or antagonistic or modulatory in nature.

        1.20 "IND" means an Investigational New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

        1.21 "Initial Research Term" means the period commencing on the Effective Date and ending five (5) years thereafter.

        1.22 "Joint Research Committee" or "JRC" means the entity organized to supervise the Research Collaboration and acting pursuant to Article 3.

        1.23 "Know-how" means all inventions, technology, or other information discovered or developed by or for a Party as of the Effective Date, or in connection with and during the Research Collaboration, whether or not patentable, constituting materials, methods, processes, techniques or data, necessary for the development, manufacture or use of Lead Compounds or Derivative Compounds, or for the manufacture, use or sale of a Collaboration Product.

        1.24 "Lead Compound" means a Pharmacopeia Compound which meets the criteria set forth in Section 2.4 and is available for license to Organon pursuant to the terms and conditions of this Agreement. For clarification purposes it is understood that Organon can independently find compounds against the Target from its own discovery activities. These compounds will not be designated as Lead Compounds if Organon, as shown by contemporaneous documentation, has developed these compounds independently of the intellectual property described in Section 1.9(i)—(iii). Further, it is understood that Lead Compounds with respect to a Target shall not include a compound if information about such compound's activity against the Target already was in the public domain.

        1.25 "Lead Series" has the meaning set forth in Section 2.4.

        1.26 "Library" means any chemical compound library prepared by or on behalf of Pharmacopeia and screened during the Research Term, excluding any chemical compound library used in Pharmacopeia's collaboration with Schering-Plough

        1.27 "Library Compound" means any compound that was, prior to the Effective Date, or is, at any time during the Research Term, contained in a Library.

        1.28 "NDA" means a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

        1.29 "Net Sales" as to Organon, means the amount invoiced and any other amounts or rebates received by Organon, its Affiliates or Sublicensees for the worldwide sale of Collaboration Products to bona fide independent Third Parties and as to Pharmacopeia, the amount invoiced and any other amounts or rebates received by Pharmacopeia or its Affiliates for the worldwide sale of Collaboration Products to bona fide independent Third Parties less to the extent paid, allowed or given: (i) outer packing, freight or transportation charges and insurance relating thereto, (ii) sales, value added and excise taxes or customs duties paid by the selling party, and any other governmental charges (excluding income taxes) actually imposed upon the sale of the Collaboration Products, (iii) reasonable distributors' fees, rebates or allowances, actually granted, allowed or incurred, (iv) trade and prompt payment discounts, quantity discounts, cash discounts or reasonable charge-backs actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Collaboration Products, and (v) reasonable allowances or credits to customers, not in excess of the selling price of the Collaboration Products, on account of rejection, outdating, recalls or return of, or price adjustments regarding the Collaboration Products.

        A "sale" as to Organon shall include any transfer or other disposition for consideration of a Collaboration Product, and Net Sales shall include the fair market value of all other consideration received by Organon, its Affiliates or its Sublicensees from the sale or distribution of a Collaboration Product, whether such consideration is in cash, payment in kind, exchange or another form. In the event that a Collaboration Product is packaged with other Organon products, any discount applied to such Collaboration Product to determine Net Sales shall be no greater than the average discount of the entire package. A "sale" as to Pharmacopeia shall include any transfer or other disposition for consideration of a Collaboration Product, and Net Sales shall include the fair market value of all other consideration received by Pharmacopeia or its Affiliates from the sale or distribution of a Collaboration Product, whether such consideration is in cash, payment in kind, exchange or another form. In the event that a Collaboration Product is packaged with other Pharmacopeia products, any discount applied to such Collaboration Product to determine Net Sales shall be no greater than the average discount of the entire package

        The sale of a Collaboration Product between Organon, its Affiliates or Sublicensees solely for the research or clinical testing of such Collaboration Product or for indigent or similar public support or compassionate use programs shall be excluded from the computation of Net Sales. All sales of Collaboration Products between Organon and its Affiliates or its Sublicensees shall be disregarded for purposes of computing Net Sales, unless such a purchaser is the end-user of such Collaboration Product. The sale of a Collaboration Product between Pharmacopeia or its Affiliates solely for the research or clinical testing of such Collaboration Product or for indigent or similar public support or compassionate use programs shall be excluded from the computation of Net Sales. All sales of Collaboration Products between Pharmacopeia and its Affiliates or its Sublicensees shall be disregarded for purposes of computing Net Sales, unless such a purchaser is the end-user of such Collaboration Product.

        To calculate the value of Net Sales of Combination Products, the gross sales of such Products will be multiplied by the fraction A/(A + B) where A is the fair market value of the Lead Compound or Derivative Compound when sold separately, and B is the fair market value of the other active ingredient when sold separately. Allowed deductions may then be subtracted from the proportion of gross sales attributable to the Lead Compound or Derivative Compound to compute Net Sales.

        1.30 "Non-Designated Lead Compound" has the meaning set forth in Section 2.4(c).

        1.31 "Organon Base Technology" means any and all technical data or information, whether tangible or intangible, including without limitation Organon's know-how and Patent Rights (i) which is necessary to conduct the Research Collaboration, and (ii) which Organon owns or Controls as of the Effective Date or during the Research Term, and conceives or reduces to practice outside the Collaboration, without any intellectual contribution from Pharmacopeia.

        1.32 "Organon Compound" has the meaning set forth in Section 2.5.

        1.33 "Party" means Pharmacopeia or Organon. Pharmacopeia and Organon shall be collectively referred to as the Parties.

        1.34 "Patent Committee" means that committee to be formed pursuant to Section 3.5.

        1.35 "Patent Rights" means any and all patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention) which as of the Effective Date or during the term of this Agreement are owned or Controlled by Pharmacopeia or Organon, that claim a Lead Compound or Derivative Compound, or method of use or process for the synthesis thereof or composition of matter containing such Lead Compound or Derivative Compound and the divisions, continuations, confirmations, re-examinations, any provisional applications, supplementary protection certificates or the like of any such patents and patent applications.

        1.36 "Person" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

        1.37 "Pharmacopeia Compound" means a Library Compound or a compound identified by Pharmacopeia in the Research Collaboration.

        1.38 "Phase I," "Phase II" and "Phase III" means Phase I (or Phase I/II), Phase II (or Phase II/III) and Phase III clinical trials, respectively, in each case as prescribed by applicable FDA IND Regulations, or any corresponding foreign statutes, rules or regulations.

        1.39 "Pharmacopeia Base Technology" means any and all technical data or information, whether tangible or intangible, including without limitation Pharmacopeia's Know-how and Patent Rights (i) which is necessary to conduct the Research Collaboration, to make or use Lead Compounds, or to develop, make, use or sell Collaboration Products, and (ii) which Pharmacopeia owns or Controls as of the Effective Date or during the Research Term, and conceives or reduces to practice outside the Collaboration, without any intellectual contribution from Organon. Pharmacopeia Base Technology shall not include Excluded Technology.

        1.40 "Potential Lead Compound" has the meaning set forth in Section 2.4.

        1.41 "Primary Assay" means on a Target-by-Target basis, the primary assay provided by Organon for screening in the Research Collaboration.

        1.42 "Proposed Target" has the meaning set forth in Section 2.2.

        1.43 "Regulatory Agency" means the FDA or the applicable department, bureau or other governmental regulatory authority in each country in the Territory involved in the granting of Regulatory Approvals.

        1.44 "Regulatory Approval" means any and all approvals (including price reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Agency, necessary for the manufacture, use, storage, import, transport or sale of a Collaboration Product.

        1.45 "Research Collaboration" means the research activities undertaken by the Parties pursuant to Article 2.

        1.46 "Research Plan" on a Target-by-Target basis, means all information relating to the Parties' respective activities with respect to a Target, including but not limited to the Target Information. Minutes of JRC meetings, if signed by a JRC representative of each Party, shall be deemed included within the Research Plan.

        1.47 "Research Term" is defined in Section 15.2.

        1.48 "Research Year One" means the period commencing at the end of the Start-Up Phase and ending twelve (12) months thereafter.

        1.49 "Research Year Two" means the period commencing at the end of Research Year One and ending twelve (12) months thereafter.

        1.50 "Research Year Three" means the period commencing at the end of Research Year Two and ending twelve (12) months thereafter.

        1.51 "Research Year Four" means the period commencing at the end of Research Year Three and ending twelve (12) months thereafter.

        1.52 "Reverted Lead Compound" has the meaning set forth in Section 5.4.2.

        1.53 "Secondary Assay" means on a Target-by-Target basis, one or more assays provided by Organon, such as for example an assay for the characterization of selectivity or in vitro efficacy of a Pharmacopeia Compound against a Target.

        1.54 "Start-Up Phase" means the period commencing on the Effective Date and ending six (6) months thereafter.

        1.55 "Sublicensee" as to each Party means a Person other than an Affiliate of a Party to whom has been granted sublicense rights under the license granted each Party hereunder, which rights include at least the right to sell a Collaboration Product. As used in this Agreement, "Sublicensee" shall also include a Third Party to whom a Party has granted a sublicense under this Agreement to distribute such Collaboration Product, provided that such Third Party has the primary responsibility for marketing and promotion, at its expense, of such Collaboration Product within countries in the Territory for which such distribution rights are granted, which marketing and promotional activities are not subsidized directly or indirectly by that Party, such as, without limitation, through a specific allowance or a guaranteed selling margin for such Third Party meant to cover its expenses. Third Parties that are permitted to manufacture or finish Collaboration Products for supply to a Party, its Affiliates or Sublicensees are not "Sublicensees."

        1.56 "Sublicense Income" means, as it relates to Pharmacopeia, any consideration paid to Pharmacopeia by each Sublicensee gaining rights pursuant to the provisions of Section 5.6.2, such consideration, including without limitation sublicense initiation fees, milestones and royalties paid by each Sublicensee to Pharmacopeia.

        1.57 "Target" has the meaning set forth in Section 2.2.

        1.58 "Target Information" means on a Target-by-Target basis, all information relating to the identity of the Target, any modifications that Organon proposes to the standard criteria for a Lead Compound set forth in Table 1, the chemistry and protocol of the Primary Assay, any reference standards and Secondary Assay to be run at Organon or transferred to Pharmacopeia as the case may be, and any other enabling information relevant to the conduct of the activities of the Parties hereunder. "Target Information" shall also include on a Target-by-Target basis, any relevant Organon or third party patent application or patent of which Organon is aware, as well as the status of Organon's efforts in connection with its development of compounds against a target. For the avoidance of doubt, compound structure information shall not be part of Target Information.

        1.59 "Territory" means all the countries of the world.

        1.60 "Third Party" means any Person other than Organon, its Affiliates or Sublicensees and Pharmacopeia or its Affiliates.

        1.61 "Wind-Down Phase" means the period commencing at the end of Research Year Four and ending six (6) months thereafter.

ARTICLE 2

RESEARCH COLLABORATION

        2.1    Goals of Research Collaboration.

        2.1.1    General.    Each Party shall (i) undertake an interactive, cooperative role in the Research Collaboration with the other Party as set forth in the Research Plan, and such other activities which from time to time, the JRC decides are necessary for the continuing success of the Research Collaboration; (ii) use commercially reasonable efforts to diligently perform its activities pursuant the Research Plan, including, without limitation, by using personnel with sufficient skills and experience together with sufficient equipment and facilities, to carry out such Party's obligations under the Research Collaboration and to accomplish the objectives of the Research Collaboration; and (iii) conduct the Research Collaboration in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any good laboratory practices to attempt to achieve its objectives efficiently and expeditiously.

        2.1.2    Activities of Pharmacopeia.    In consideration for the funding provided by Organon, Pharmacopeia shall utilize the appropriate screening and optimization resources to screen an average of not less than five (5) Targets per Research Year and to deliver to Organon not less than eight (8) Lead Series, each series against a distinct Target by the end of the Research Term, such delivery to begin on or about the end of Research Year One. (The delivery of both an antagonist series and agonist series against the same Target they shall be considered two separate Lead Series, to the extent requested by Organon and agreed by Pharmacopeia). It is expected that the foregoing can be accomplished through the screening of Pharmacopeia Compounds against no more than thirty (30) Targets to be supplied by Organon as provided herein. In addition to the foregoing, Pharmacopeia shall provide Organon with the necessary feedback on the progress of its screening and optimization efforts to enable Organon to provide Pharmacopeia the support it requires to conduct its activities hereunder.

        2.1.3    Activities of Organon.    During the Research Term, Organon shall identify and make available to Pharmacopeia at least thirty (30) targets to enable Pharmacopeia to select a subset of such targets that shall become the focus of the activities of Pharmacopeia hereunder. Organon shall begin making such targets available by making available to Pharmacopeia no less than six (6) targets on or about the Effective Date and making available to Pharmacopeia five (5) more targets, prior to the end of the Start-Up Phase. Following the Start-Up Phase, Organon shall continue making available to Pharmacopeia at least eight (8) targets per Research Year, at the rate of no less than two (2) targets per calendar quarter. With each such target, Organon shall also provide to Pharmacopeia all pertinent Target Information and key reagents essential to run the Assay. In addition, with respect to each target, Organon shall make available to Pharmacopeia any Secondary Assay that (i) is required to confirm that a Pharmacopeia Compound potentially meets the criteria for a Lead Compound and (ii) is not already in Pharmacopeia's possession. In addition to the foregoing, Organon shall support the Research Collaboration, by making available to Pharmacopeia any other information, except for the structure information regarding Organon Compounds (as defined in section 2.5) that is essential for Pharmacopeia to continue its activities hereunder, and if requested by Pharmacopeia, Organon shall concurrently apply its resources to conduct all essential testing and confirmation of Pharmacopeia Compounds provided by Pharmacopeia to assist Pharmacopeia in determining whether such Pharmacopeia Compounds potentially meet the criteria for a Lead Compound.

        2.2    Selection of Targets.    As provided in Section 2.1.3, in the course of the Research Collaboration, Organon shall make available to Pharmacopeia at least thirty (30) targets, from which Pharmacopeia shall select a subset that will become the focus of the Parties' activities in the Research Collaboration. At any one time, Organon shall make available such targets in multiples at any one time for consideration by Pharmacopeia. Each target made available to Pharmacopeia shall be referred to as a "Proposed Target." Pharmacopeia shall inform Organon if it has previously screened against a proposed Target, or is prevented from screening a proposed Target pursuant to Third Party obligations. For each Proposed Target, Organon shall make available to Pharmacopeia the Target Information, and such other information as Pharmacopeia may reasonably request. For each Proposed Target, Pharmacopeia shall review and if need be discuss with Organon the Target Information. For each Proposed Target, Pharmacopeia shall assess whether the criteria for Lead Compound designation set forth in Section 2.4(a) is applicable to such Proposed Target and shall determine whether such criteria need to be modified to enable Pharmacopeia to accomplish the goals of the Research Collaboration with respect to such Proposed Target. If the Target Information for any given Target requires a modification of the criteria in Table 1, the JRC shall discuss such modification and shall redefine such criteria. Following such modification, if any, Pharmacopeia shall notify Organon whether it accepts the Proposed Target, and following such acceptance, the Proposed Target shall be deemed a "Target" for purposes of this Agreement. Any target which is not selected by Pharmacopeia as it is made available by Organon may be selected at a later date by Pharmacopeia subject to approval by Organon, which approval shall not be unreasonably withheld, and subject to the procedure set forth in this Section.

        2.3    Assay Development.    It is anticipated that the Assay has been developed and validated by Organon prior to validation by Pharmacopeia. An Assay shall be considered validated if it meets the criteria set in Exhibit A. On a Target-by-Target basis, Pharmacopeia shall provide up to one (1) FTE month without additional charge to Organon for validation of the Assay for a particular Target. Insofar as the Assay requires additional development by Pharmacopeia or the use of any key reagents that have not been supplied by Organon, the Parties shall mutually agree on the payment of additional fees pursuant to Section 6.2. The Parties agree that all improvements and modifications directly relating to the Assay (collectively the "Assay Improvements") made solely by Pharmacopeia shall be owned by Pharmacopeia. All Assay Improvements that are made jointly by the Parties shall be jointly owned by the Parties. Each Party agrees to grant to the other Party license rights in its interest in Assay Improvements as provided herein.

        2.4    Lead Compounds.

          (a)  For each Target, Pharmacopeia will endeavor to identify those Pharmacopeia Compounds that meet the criteria set forth in Table 1. The Parties agree that the criteria set forth in Table 1 are consistent with the criteria that Organon applies in its internal programs. The Lead Compound criteria in Table 1 shall apply uniformly on a Target-by-Target basis. If the characteristics of the Proposed Target warrant it, the criteria in Table 1 may be amended by the JRC to accommodate such characteristics, provided, however, that on balance the set of criteria for any Lead Compound for a Proposed Target shall not be made more stringent than the criteria set forth in Table 1. In addition, the JRC will determine which criteria are considered to be essential and which criteria need to be substantially met. For those criteria that need to be substantially met, the JRC will define the boundaries within which certain material characteristics of a Lead Compound at least should fall. It is understood by both Parties that the boundaries of one of the criteria might depend on the other criteria. The Parties agree that if a Pharmacopeia Compound meets all the criteria set forth in Table 1 (as it may have been amended by the JRC), such Pharmacopeia Compound shall be automatically designated as a "Lead Compound." Without limitation of the foregoing, the JRC may, at any time, review the progress of the Research Collaboration. In such an event, the JRC may determine that, with respect to the any Pharmacopeia Compound, the Research Collaboration with respect to such Pharmacopeia Compound has, notwithstanding the express criteria set forth in Table 1, on balance achieved a stage of development consistent with such criteria, and therefore, such Pharmacopeia Compound shall be designated as a Lead Compound.

Table 1

Criteria ***
***	***

          (b)  On an on-going basis, throughout the Research Term, Pharmacopeia shall conduct screening of its Libraries and optimization efforts to identify Pharmacopeia Compounds that have the potential to meet the criteria for a Lead Compound (each such Pharmacopeia Compound a "Potential Lead Compound"). On an on-going basis, Organon shall provide to Pharmacopeia technical support, including any and all in vivo testing of a potential Lead Compound, that is reasonably required to enable such Potential Lead Compound to be designated as a Lead Compound. To enable Organon to provide such technical support, Pharmacopeia will provide Organon sufficient quantities of each such Potential Lead Compound. The transfer of such Potential Lead Compound to Organon is solely for the purpose of conducting its activities hereunder and for no other purpose. Following the receipt of a Potential Lead Compound, Organon agrees not to conduct or have conducted any chemical analysis of such Potential Lead Compound and not to use any Potential Lead Compound for any purpose except as set forth herein. Organon shall communicate to Pharmacopeia on an on-going basis, the results of its testing or confirmation activities. The Parties agree that if Organon is unable to provide feedback to Pharmacopeia in connection with its confirmation or testing activities relating to a specific Lead Compound criteria within a period of time consistent with the nature of the assay or activities to be conducted by Organon (typically on the order of two (2) months), the Parties shall identify a Third Party to carry out such confirmation or testing activities, at the sole expense of Organon. If no Third Party is able to be identified, such criteria will not apply in the designation of the Lead Compound. On an as needed basis, the Parties may agree on a commercially reasonable set of additional activities to be carried by either or both Parties to enable the designation of one or more such Potential Lead Compounds as a Lead Compound. If a Potential Lead Compound is designated as a Lead Compound, following such designation, Pharmacopeia shall deliver to Organon the structure and enabling synthetic information with respect to such Lead Compound. In addition, Pharmacopeia will provide all data it has developed in the course of developing such Lead Compound which is reasonably required to enable Organon to further optimize such Lead Compound. On a Target-by Target basis, the series of Potential Lead Compounds having activity with respect to a particular Target and that have been designated as a Lead Compound shall form a "Lead Series."

          (c)  At any time during the Research Term, Pharmacopeia may elect to discontinue its activities with respect to a particular Target, and may elect to proceed with its activities with respect to the remainder of the Targets. If Pharmacopeia elects to discontinue its activities with respect to a particular Target, it will notify Organon of its decision not to continue, the reason for discontinuing and the stage of the project at the moment of discontinuation. In the event that prior to discontinuing its activities, Pharmacopeia has identified one or more Potential Lead Compounds with respect to a particular Target and such Potential Lead Compounds failed to meet the criteria for a "Lead Compound," Organon shall acquire no license or other rights with respect to such Potential Lead Compounds and the exclusivity set forth in Section 4.1 with respect to such Target shall expire. Such Potential Lead Compounds shall be referred to as "Non-Designated Lead Compounds" *** In addition, the provisions of Section 5.6.1 shall apply to such Non-Designated Lead Compounds.

        2.5    Organon Compounds.    It is understood that Organon may be conducting its own internal screening and optimization activities with respect to one or more targets which have been selected as a Target as provided hereunder. Organon shall keep Pharmacopeia informed on a consistent basis of the foregoing activities. If Organon elects to develop one or more of its own compounds having activity against such Target, then such compounds shall be designated as an "Organon Compound". On a Target-by-Target basis, the Parties agree that the designation of an Organon Compound shall not preempt the designation of a Lead Compound.

        2.6    Development Candidate.    During the period that Organon has a license under Section 5.4 to a Lead Compound, Organon may designate any Lead Compound or Derivative Compound as a Development Candidate. Organon shall provide written notice to Pharmacopeia to such effect and such designation shall trigger the milestone payment for initiation of GLP Toxicity Studies set forth in Section 7.1.

        2.7    Third Party Licenses.    Pharmacopeia may request that Organon acquire rights from Third Parties to technology necessary for the conduct of the activities of the Parties with respect to a particular Target. The JRC shall endeavor to minimize the need for such licenses; provided, however, if the JRC is unable to agree whether a particular license is necessary to conduct the activities of the Parties with respect to a particular Target, Pharmacopeia may decline to screen against such Target. If Pharmacopeia declines to screen against such Target, this shall not be considered a breach of this Agreement by Pharmacopeia or a ground for termination of the Research Collaboration by Organon.

        2.8    Records and Reports.    Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and FDA purposes and so as to properly reflect all work done and results achieved in the performance of this Agreement (including all data in the form required under any applicable governmental regulations and as directed by the JRC). Such records shall include applicable books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, samples of materials and other graphic or written data generated in connection with the Research Collaboration, including any data required to be maintained pursuant to applicable governmental regulations. During the Research Term, each Party shall respond to reasonable requests from the other for information based on such records.

ARTICLE 3

JOINT RESEARCH COMMITTEE; JOINT PATENT COMMITTEE

        3.1    Joint Research Committee.    Organon and Pharmacopeia agree to establish a Joint Research Committee ("JRC") to oversee, review, manage and direct the Research Collaboration, and, in coordination with the Patent Committee, provide advice in connection with intellectual property issues relating to the Developed Technology. The responsibilities of the JRC shall include: (i) monitoring and reporting the progress of the Research Collaboration and ensuring open and frequent exchange between the Parties; (ii) establishing criteria for the selection of Lead Compounds for each Target pursuant to section 2.4, (iii) resolving any conflicts between the Parties, (iv) approving and administering the Research Plan, and (v) coordinating with the Patent Committee all patent activities as they relate to the results of the Research Collaboration, and in keeping with the overall patent strategy delineated by the Patent Committee.

        3.2    Membership.    The JRC shall include three (3) voting representatives of each of the Parties, and each Party's representatives shall be selected by that Party. Each Party may replace its representatives at any time, upon written notice to the other Party. From time to time, the JRC may establish subcommittees, to oversee particular projects or activities, and such subcommittees will be constituted as the JRC determines, in its sole discretion.

        3.3    Meetings and Minutes.    During the Research Term, unless otherwise agreed to by the Parties, the JRC shall meet at least quarterly, or more frequently as agreed by the Parties, at such locations or by such teleconferencing means as the Parties may determine from time to time. In addition to regularly scheduled meetings, the JRC representatives will communicate regularly by telephone, electronic mail, facsimile and/or videoconference. Other representatives of Pharmacopeia or Organon may attend JRC meetings as nonvoting observers. Each Party shall be responsible for all of its expenses associated with attending the JRC meetings. Pharmacopeia shall prepare written minutes of each JRC meeting and shall prepare a written record of all JRC voting and decisions, whether made at a JRC meeting or otherwise. The written minutes of each JRC meeting and the written record of all JRC voting and decisions shall be submitted to Organon for review, and upon signature by Organon, shall become final.

        3.4    Decision-Making.    Decisions of the JRC shall be made by unanimous vote, and each Party shall have a single vote. In the event that unanimity is not achieved within the JRC, the matter shall be referred to Pharmacopeia's Executive Vice President, Chief Operating Officer (or designee of similar rank) and the Research Director (or designee of similar rank) of Organon, who shall promptly meet and endeavor in good faith to resolve such matter in a timely manner. In the event such individuals are unable to resolve such dispute, the matter shall be referred to the Chief Executive Officer of Pharmacopeia and the Managing Director, Research and Development, of Organon, who shall promptly meet and endeavor to reach consensus in a timely manner. In the event that such individuals are unable to resolve such dispute, the matter shall be referred to the Chairman of Pharmacopeia and the President of Organon, who shall promptly meet and endeavor to reach consensus in a timely manner. If such individuals cannot resolve such dispute, then such dispute shall be subject to the dispute resolution provisions set forth in Section 16.19.

        3.5    Patent Committee.    Upon recommendation of the JRC, the Parties shall form a patent committee ("Patent Committee") to be in existence as long as Patent Rights within the Developed Technology are being filed and/or prosecuted. Each Party shall designate at least one chemist and one patent attorney or equally qualified legally trained personnel, as its representatives on the Patent Committee. The Patent Committee shall be responsible for recommending patent filings and coordinating patent-related matters, including, but not limited to, the determination of inventorship according to U.S. Patent Law, and the preparation, filing and prosecution of patent applications. Any disputes of the Patent Committee during the Research Term shall be handled pursuant to Section 3.4. Any disputes of the Patent Committee after the end of the Research Term shall be handled pursuant to Section 16.19. Unless otherwise agreed by the Parties, the Patent Committee shall meet at least semiannually. Such meetings shall be held at mutually agreed times and locations. Each Party shall bear its own expenses associated with such meetings and the activities of the Patent Committee; provided, however, that each Party shall bear the expense of providing the other Party with copies of all Patent Rights filed pursuant to this Agreement including all correspondence with U.S. and foreign patent offices.

ARTICLE 4

EXCLUSIVITY

        4.1    Target.    During the Exclusivity Period for each Target, Pharmacopeia shall not screen any Library Compound on its own behalf or on behalf of any Third Party against such Target. On a Target-by-Target basis, the "Exclusivity Period" shall mean the period beginning when Pharmacopeia initiates screening against the Target which has been designated pursuant to Section 2.2, and ending ***.

        4.2    Use of Libraries.    Except as provided herein, Organon shall have no exclusivity with respect to any Library or any Pharmacopeia Compound. It is understood that the Libraries are and will be regularly used by Pharmacopeia and may have been or may be provided to Third Parties for screening. Pharmacopeia shall have the right to screen the Libraries during the Research Term or thereafter on its own behalf or on the behalf of Third Parties, subject to the exclusivity provisions in Section 4.1 above.

        4.3    Physical Ownership.    Pharmacopeia shall retain physical ownership of the tangible property embodied in all Libraries. Organon shall retain physical ownership of all tangible material provided by Organon to Pharmacopeia hereunder. Any tangible material provided by Organon to Pharmacopeia shall only be used for the purposes of the Research Collaboration.

        4.4    Development.    For as long as Organon is using due diligence with respect to the further optimisation and/or development of a Lead Compound or Derivative Compound, Pharmacopeia agrees not to pursue any optimisation and/or development of such Lead Compound or Derivative Compound or compounds falling under Patent Rights within the Developed Technology (i) claiming such Lead Compound or Derivative Compound or methods of making or using the same, and (ii) disclosing the utility of such Lead Compound or Derivative Compound against the Target.

ARTICLE 5

LICENSES

        5.1    Organon Base Technology; Regulatory Filings.    Organon shall own all rights, title and interest in and to Organon Base Technology and in all Regulatory Filings.

        5.2.    Developed Technology.    Subject to the licenses expressly granted hereunder, Organon shall own all rights, title and interest in and to all Organon solely invented Developed Technology and an undivided one-half interest in jointly invented Developed Technology. Pharmacopeia shall own all rights, title and interest in and to all of Pharmacopeia solely invented Developed Technology and an undivided one-half interest in jointly invented Developed Technology.

        5.3    Pharmacopeia Base Technology.    Pharmacopeia shall own all rights, title and interest in and to Pharmacopeia Base Technology.

        5.4.    Licenses and Maintenance Payments.

          5.4.1    Licenses.    Subject to the terms and conditions of this Agreement, upon the designation of a Lead Compound, on a Lead Compound-by-Lead Compound basis, and Target-by-Target basis, Pharmacopeia grants Organon, and Organon accepts, an exclusive, worldwide license under the Pharmacopeia Base Technology and Pharmacopeia's interest in Developed Technology and a non-exclusive, worldwide license under Pharmacopeia's interest in Assay Improvements, to make, have made, and use Lead Compounds in order to make, have made, use, import, offer for sale and sell Collaboration Products based on such Lead Compounds. The foregoing license provides Organon no license under the Pharmacopeia Base Technology and Pharmacopeia's interest in the Developed Technology that relates to targets other than the applicable Target. Unless earlier terminated pursuant to this Agreement, this license grant shall remain in effect for the time period set forth in and subject to the provisions set forth herein, and so long as Organon has made all payments required hereunder.

          5.4.2    License Maintenance Payment. Abandonment.

            (a)  If Organon has not initiated GLP Toxicity Studies with respect to any Lead Compound or corresponding Derivative Compound within *** from the designation of such a Lead Compound, Organon shall, if it so chooses, be entitled to a one-year extension to initiate GLP toxicity studies by making a payment to Pharmacopeia in the amount of *** for such extension;

            (b)  If Organon has not initiated Phase I clinical trials with respect to any Lead Compound or corresponding Derivative Compound within *** from the initiation of GLP toxicity studies with respect thereto, Organon shall, if it so chooses, be entitled to a one year extension to initiate Phase I clinical trials, by making a payment to Pharmacopeia in the amount of *** for such extension;

            (c)  If Organon has not initiated Phase III clinical trials with respect to any Lead Compound or corresponding Derivative Compound within *** from the initiation of Phase I clinical trials with respect thereto, Organon shall, if it so chooses, be entitled to a one-year extension to initiate Phase III clinical trials, by making a payment to Pharmacopeia in the amount of *** for such extension, or, if Organon deems it necessary to repeat Phase II trials and has demonstrated appropriate diligence, Organon shall be entitled to an extension of *** at no additional cost; and

            (d)  If Organon has not initiated NDA approval within *** from the initiation of Phase III clinical trials with respect to any Lead Compound or corresponding Derivative Compound, Organon shall, if it so chooses, be entitled to a *** extension to initiate NDA approval by making a payment to Pharmacopeia in the amount of *** for such extension.

          If, at the end of any of the extensions provided in Sections 5.4.2.(a), 5.4.2(b), 5.4.2(c) or 5.4.2(d), Organon has not yet met the applicable development milestone, subject to (1) a review of Organon's progress, and (2) demonstration by Organon of appropriate diligence and commitment to future efforts in connection therewith, Pharmacopeia will agree to extend the applicable extension period to enable Organon to complete its activities upon payment of the applicable fees below. If the parties elect not to extend the respective extension period, or Organon has not diligently pursued development of a program, Pharmacopeia shall have the right to terminate all licenses with respect to the particular Lead Compound and the rights to such

          Lead Compound, together with any corresponding Derivative Compounds and any Know-how associated therewith (cumulatively, a "Reverted Lead Compound"), shall revert back to Pharmacopeia, subject to the provisions of Section 5.6.2. The payments set forth in each of Sections 5.4.2(a), 5.4.2(b), 5.4.2(c) and 5.4.2(d) shall be non-refundable but fifty percent (50%) thereof shall be creditable against the milestone payment due upon actual accomplishment of such milestone.

            (e)  If Organon has not initiated GLP Toxicity Studies with respect to any Lead Compound or corresponding Derivative Compound, Organon shall be entitled to a *** year extension to initiate GLP toxicity studies by making a payment to Pharmacopeia in the amount of *** for such extension;

            (f)    If Organon has not initiated Phase I clinical trials with respect to any Lead Compound or corresponding Derivative Compound, Organon shall be entitled to a *** year extension to initiate Phase I clinical trials by making a payment to Pharmacopeia in the amount of *** for such extension;

            (g)  If Organon has not initiated Phase III clinical trials with respect to any Lead Compound or corresponding Derivative Compound, Organon shall be entitled to a *** year extension to initiate Phase III clinical trials by making a payment to Pharmacopeia in the amount of *** for such extension; and

            (h)  If Organon has not initiated NDA approval with respect to any Lead Compound or corresponding Derivative Compound, Organon shall be entitled to a *** year extension to initiate NDA approval by making a payment to Pharmacopeia in the amount of *** for such extension.

        The payments set forth in each of Sections 5.4.2.(e), 5.4.2(f), 5.4.2(g) or 5.4.2(h) will not be creditable against any milestone payments.

        5.5    Research License.    Subject to the terms and conditions of this Agreement, Organon grants Pharmacopeia a nonexclusive, royalty-free license, in the United States, without the right to sublicense, under all its rights in Developed Technology and Organon Base Technology useful for the conduct of Pharmacopeia's activities pursuant to the Research Plan or as otherwise provided herein.

Subject to the terms and conditions of this Agreement, Pharmacopeia grants Organon a nonexclusive, royalty-free license without the right to sublicense, under all its rights in Developed Technology and

Pharmacopeia Base Technology useful for the conduct of Organon's activities pursuant to the Research Plan or as otherwise provided herein.

        5.6    Other Licenses.

          5.6.1    License to Non-Designated Lead Compounds and corresponding Products.    Subject to the terms and conditions of this Agreement, Organon grants Pharmacopeia a worldwide, non-exclusive, royalty-free license with the right to sublicense under the Organon Base Technology and a worldwide, exclusive, royalty-free license with the right to sublicense under Organon's interest in the Developed Technology to make, have made, and use Non-Designated Lead Compounds in order to make, have made, use, import, offer for sale and sell products based thereon. The provisions of this Section shall survive termination or expiration of this Agreement. The license granted pursuant to this Section under the Organon Base Technology shall not include any rights to any tangible material which are deemed to be the Confidential Information of Organon and which are transferred to Pharmacopeia by Organon pursuant to the terms of this Agreement. In exchange for the licenses granted by Organon in this Section, in the event that Pharmacopeia seeks to out-license to a third party the rights to any Non-Designated Lead Compound, Pharmacopeia shall notify Organon that it seeks to license such rights (although Pharmacopeia shall not be required to identify any such third party). If a third party has offered Pharmacopeia commercial terms for such a license which Pharmacopeia is prepared to accept, Pharmacopeia shall notify Organon in writing of such terms. Organon shall have the right to obtain such license for itself (and thereby preclude such third party from obtaining such license), if Organon agrees, within fifteen (15) days after receiving such written notice from Pharmacopeia, to match the terms. If Organon does not agree within such fifteen-day period, to match the terms, then Organon shall have no further rights under this Section with respect to such Non-Designated Lead Compound, and Pharmacopeia shall have no obligation to provide any further notice of commercial terms of such license to Organon, and may grant such license to any third party on terms comparable or more favorable to Pharmacopeia than the terms disclosed to Organon.

          5.6.2    License to Reverted Lead Compounds and Corresponding Products.

            (a)  Upon the request of Pharmacopeia and subject to the terms and conditions of this Agreement, Organon grants Pharmacopeia a worldwide, exclusive, license with the right to sublicense under the Organon Base Technology, Organon's interest in the Developed Technology and any other enabling technology Controlled by Organon to make, have made, and use Reverted Lead Compounds in order to make, have made, use, import, offer for sale and sell products based thereon. Such a license shall be subject to the payment obligations provided in Section 8.2.2.

            (b)  If Organon is unable to directly license or sublicense certain enabling technology to Pharmacopeia, Organon will use reasonable efforts to assist Pharmacopeia in obtaining the applicable license from a Third Party. To the extent that there will be an additional financial burden on Pharmacopeia due to the need to obtain from Third Parties such licenses to any enabling technology, the Parties will discuss reducing Pharmacopeia's payment obligations under Section 8.2.2. To the extent that there will be an additional financial burden on Organon due to a (sub)license from Third Parties to any enabling technology, the Parties will discuss increasing Pharmacopeia's payment obligation under Section 8.2.2. Upon Pharmacopeia's written request, not to be unreasonably denied by Organon, Organon shall allow Pharmacopeia access to all data and information (including but not limited to its regulatory filings) reasonably required by Pharmacopeia in connection with its development efforts relating to such Reverted Lead Compound.

        5.7    Sublicenses.    Subject to the terms and conditions of this Agreement and except as set forth herein, Organon shall have the right to sublicense the rights granted to it in Section 5.4, provided that

Organon shall provide Pharmacopeia with at least the following information with respect to each Sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Collaboration Product, and the rights granted to the Sublicensee; and (iii) the territory in which the Collaboration Product will be sold. Each such sublicense shall be consistent with all the terms and conditions of this Agreement, and shall be subject to the prior consent of Pharmacopeia, which consent shall not be unreasonably withheld. Organon shall remain primarily liable to Pharmacopeia for all of each such Sublicensee's applicable financial and other obligations under the sublicense. No sublicense granted by Organon may be assigned, transferred or further sublicensed to any Third Party without the prior written consent of Pharmacopeia, which consent shall not unreasonably be withheld.

        Subject to the terms and conditions of this Agreement and except as set forth herein, Pharmacopeia shall have the right to sublicense the rights granted to it in Section 5.6, provided that Pharmacopeia shall provide Organon with at least the following information with respect to each Sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Collaboration Product, and the rights granted to the Sublicensee; and (iii) the territory in which the Collaboration Product will be sold. Each such sublicense shall be consistent with all the terms and conditions of this Agreement, and shall be subject to the prior consent of Organon, which consent shall not be unreasonably withheld. Pharmacopeia shall remain primarily liable to Organon for all of each such Sublicensee's applicable financial and other obligations under the sublicense. No sublicense granted by Pharmacopeia may be assigned, transferred or further sublicensed to any Third Party without the prior written consent of Organon, which consent shall not unreasonably be withheld.

        5.8    Third Party Rights.

          5.8.1    Pharmacopeia Third Party Activities.    It is understood that Pharmacopeia is in the business of providing libraries to Third Parties, and that Pharmacopeia will grant such Third Parties rights after the Effective Date to acquire licenses for compounds derived from such libraries similar to Organon's rights under this Article 5. Notwithstanding the licenses granted to Organon hereunder, a Third Party may acquire rights from Pharmacopeia with respect to one or more compounds of which Pharmacopeia is a sole or joint owner, which compounds were identified independently of Pharmacopeia's activities and knowledge gained under the Research Collaboration. Accordingly, Pharmacopeia's grant of rights under Section 5.4 shall be limited, and shall be subject to any grant of rights to a Third Party, to the extent that (i) such Third Party (either alone or jointly with Pharmacopeia) has filed a patent application with respect to such a compound prior to the filing by Organon (either alone or jointly with Pharmacopeia) of a patent application with respect to such a compound, or (ii) Pharmacopeia has previously granted such Third Party a license or other rights with respect to such a compound.

          5.8.2    No Liability.    It is understood and agreed that, even if Pharmacopeia complies with its obligations under this Agreement, compounds provided to Third Parties in the course of Pharmacopeia's other business activities may result in Third Party patent rights, including patent rights owned by such Third Parties, or owned jointly by Pharmacopeia and such Third Parties, which could conflict with Patent Rights owned by Organon, or jointly owned by Organon and Pharmacopeia hereunder. Pharmacopeia shall use its reasonable efforts to avoid such conflict. Notwithstanding the foregoing, it is understood that, unless Organon is damaged as a proximate result of a material breach by Pharmacopeia of Section 4.1, or of any of the representations and warranties contained herein, then Pharmacopeia shall have no liability under this Agreement with respect to any such conflict.

        5.9    Third Party Royalties.    Organon shall be responsible for procuring such licenses as it deems, in its sole discretion, appropriate for the manufacture, use, marketing, sale or distribution of Collaboration Products by Organon, its Affiliates or Sublicensees and the payment of any amount due Third Parties under such licenses.

        5.10    Third Party Royalties with respect to Reverted Compounds.    Pharmacopeia shall be responsible for procuring such licenses as it deems, in its sole discretion, appropriate for the manufacture, use, marketing, sale or distribution of Collaboration Products by Pharmacopeia, its Affiliates or Sublicensees and the payment of any amount due Third Parties under such licenses.

        5.11    Commercialization Status.    During the period from the end of the Research Term to the First Commercial Sale of a Collaboration Product, Organon or Pharmacopeia, as the case may be, shall keep the other Party informed of its development activities with respect to such Collaboration Product, including without limitation, the achievement of the milestones set forth in Section 7.1 and the commercialization of such Collaboration Product, by semi-annually providing Pharmacopeia with a written report stating the status of development of each such Collaboration Product.

        5.12    No Implied Licenses.    Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

ARTICLE 6

FUNDING

        6.1    Funding.    In consideration for Pharmacopeia's activities set forth herein, Organon agrees to pay Pharmacopeia at the rate of *** per Lead Series for a total of ***. Such payments shall be non-refundable and shall be made in *** quarterly installments of ***, on a quarterly basis, following a first installment of *** due within fifteen (15) business days from the Effective Date. In addition, to compensate Pharmacopeia for its efforts to make available resources to be used in the Collaboration in a timely manner, and to fund the start-up costs of the initial three (3) months of the Collaboration, Organon agrees to pay Pharmacopeia a non-refundable one time payment of *** due within fifteen (15) business days from the Effective Date. In the event that, before the end of the Research Term, Pharmacopeia completes its performance hereunder and is able to deliver all eight (8) Lead Series, the remaining payments due pursuant to this Section shall accelerate and shall be due promptly upon completion of performance by Pharmacopeia.

        6.2    Assay Development.    In the event that that Pharmacopeia shall conduct any additional assay validation as provided in Section 2.3, Organon shall pay to Pharmacopeia an amount equal to the number of FTE's to be utilized for such development multiplied by Pharmacopeia's FTE Rate for the agreed period of such development program. Solely for purposes of this Section 6.2, Pharmacopeia's "FTE Rate" shall be ***. In addition, in the event Organon agrees to the modification of an Assay, Organon shall reimburse Pharmacopeia for the cost of any reagents that Pharmacopeia needs to obtain to conduct its activities pursuant to this Section. Payments under this Section shall be made within thirty (30) days of receipt of an invoice.

        6.3    No Withholding.    All amounts paid to Pharmacopeia pursuant to Section 6.1 shall be made without withholding for taxes or other charges.

ARTICLE 7

MILESTONE PAYMENTS

        7.1    Milestone Payments.

          7.1.1    Milestone Payments for a Lead Compound.

            (a)  Organon shall pay to Pharmacopeia the following nonrefundable amounts within thirty (30) days following the first achievement by Organon, its Affiliates, Sublicensees or other designees, as the case may be, of each of the following milestones with respect to any

    Lead Compound, corresponding Derivative Compound (and each corresponding Collaboration Product) with respect to each Target:

Milestones for a Lead Compound	Amount
***	$***
***	$***
***	$***
***	$***

            (b)  It is understood and agreed that Organon shall not be required to pay the milestone payments set forth in this Section more than once for each Target, even if such milestone is achieved with respect to more than one Lead Compound with activity against such Target.

          7.1.2    Delivery Payments.    Organon shall pay to Pharmacopeia the following delivery payments in additions to all the payments accrued hereunder as follows: At the time that Pharmacopeia delivers to Organon the *** Lead Series, Organon shall pay Pharmacopeia a delivery payment of ***, due within thirty (30) days following such delivery. At the time that Pharmacopeia delivers to Organon each of the ***, *** and *** Lead Series, Organon shall pay to Pharmacopeia a delivery payment of ***, due within thirty (30) days following each such delivery.

          7.1.3    No Withholding.    All amounts paid to Pharmacopeia pursuant to this Section 7.1 shall be made without withholding for taxes or other charges.

        7.2    Due Diligence.    For each Lead Compound and corresponding Derivative Compound, Organon will use its diligent efforts, consistent with the usual practices followed by Organon in pursuing the commercialization and marketing of its other compounds of similar market potential, at a similar stage of its product life and deemed to have comparable commercial value by the Parties, at its own expense, to develop and commercialize such Lead Compound and corresponding Collaboration Product. Without limiting any of the foregoing, for each Lead Compound, Organon's efforts shall include without limitation the dedication of at least ten (10) FTE's at each stage of the development of such Lead Compound. In the event that Organon decides to out-license the applicable Lead Compound, rather than proceed with the development activities described in this Section, Organon agrees that Pharmacopeia shall have the right of first refusal to develop and commercialize such Lead Compound as a Reverted Lead Compound. For the avoidance of doubt, out-license shall mean providing a license to a Third Party by which Organon shall have no influence on the further development of the applicable Lead Compound.

7.3
Invoices. Unless otherwise specified in writing, all payments required according to the sections 6 and 7 of this Agreement shall be made by transfer to the bank account nominated by the receiving Party upon timely receipt of an invoice.

If invoice to Organon:	N.V. Organon
Purchase Accounting (KA1041)
P.O. Box 20
5340 BH Oss
The Netherlands
Attn: Dr. T. de Boer (Research Alliance Manager)

ARTICLE 8

ROYALTY PAYMENTS

        8.1    Royalty Term.

          8.1.1    Royalty Term Organon.    Organon shall pay Pharmacopeia royalties on Net Sales of Collaboration Products, on a country-by-country basis, for a period from the date of First Commercial Sale of such Collaboration Product in such country until the date which is the later of (i) ten (10) years from the date of such First Commercial Sale, or (ii) the expiration of the last to expire Patent Rights within the Pharmacopeia Base Technology or the Developed Technology containing any claim which would be infringed by the making, using and selling of the applicable Collaboration Product in the applicable country.

          8.1.2    Royalty Term Pharmacopeia.    Pharmacopeia shall pay Organon royalties on Net Sales or Sublicense Income, as the case may be, of Collaboration Products, on a country-by-country basis, for a period from the date of First Commercial Sale of such Collaboration Product in such country until the date which is the later of (i) ten (10) years from the date of such First Commercial Sale, or (ii) if Pharmacopeia has an exclusive license to the applicable Patent Rights, the expiration of the last to expire Patent Rights within the Organon Base Technology or the Developed Technology containing any claim which would be infringed by the making, using and selling of the applicable Collaboration Product in the applicable country.

          8.1.3    Paid-Up License.    If the licenses granted to either Party pursuant to Section 5.4 or Section 5.6, as the case may be, are still in force with respect to a particular Lead Compound, at the end of the period for which royalties on the corresponding Collaboration Product are due pursuant to this Agreement, such license shall be converted to fully paid-up, nonexclusive, royalty-free licenses, with the right to sublicense, under any Developed Technology, Pharmacopeia Base Technology or Organon Base Technology, as the case may be, necessary to make, have made, use and sell the applicable Collaboration Product on a country-by-country and Collaboration Product-by-Collaboration Product basis.

        8.2    Royalty Rate.

          8.2.1    Royalties on Collaboration Product based on a Lead Compound.    Organon shall pay to Pharmacopeia royalties on Net Sales of each Collaboration Product based on a Lead Compound or Derivative Compound thereof according to the following schedule:

            (a)  for that portion of such Net Sales of a Collaboration Product which is less than or equal to ***, Organon shall pay to Pharmacopeia a royalty rate of ***.

            (b)  for that portion of such Net Sales of a Collaboration Product which is greater than *** and less than or equal to ***, Organon shall pay to Pharmacopeia a royalty rate of ***.

            (c)  for that portion of such Net Sales of a Collaboration Product which is greater than ***, Organon shall pay to Pharmacopeia a royalty rate of ***.

          8.2.2    Royalties of Collaboration Product based on a Reverted Lead Compound.

            (a)  In the event Pharmacopeia sells any Collaboration Product, then Pharmacopeia shall pay to Organon royalties on Net Sales of each Collaboration Product based on a Reverted Lead Compound. according to the following schedule:

                (i)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia prior to initiation of GLP Toxicity Studies with respect thereto, Pharmacopeia shall pay to Organon a royalty rate of ***.

              (ii)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia following initiation of GLP Toxicity Studies with respect thereto, but prior to initiation of Phase I clinical trials, Pharmacopeia shall pay to Organon a royalty rate of ***.

              (iii)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia following initiation of Phase I clinical trials, but prior to initiation of Phase II clinical trials, Pharmacopeia shall pay to Organon a royalty rate of ***.

              (iv)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia following initiation of Phase II clinical trials, but prior to initiation of Phase III clinical trials, Pharmacopeia shall pay to Organon a royalty rate of ***.

              (v)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia following initiation of Phase III clinical trials, Pharmacopeia shall pay to Organon a royalty rate of ***. It is understood by both Parties that the royalty rates subject to this section 8.2.2.a reflect the fact that on the Effective Date Pharmacopeia does not have the financial resources for up-front and milestone payments. If in future the financial resources of Pharmacopeia will allow Pharmacopeia to pay up-front and milestone payments, and upon the request of Pharmacopeia, both Parties will enter into good faith negotiations to re-negotiate the financial compensation to Organon, which compensation on balance will not be lower than the compensation described in this section 8.2.2.(a)

            (b)  In the event Pharmacopeia sublicenses its rights pursuant to the provisions of Section 5.6.2, then Pharmacopeia shall pay to Organon a royalty on Sublicense Income of each Collaboration Product based on a Reverted Lead Compound. according to the following schedule:

                (i)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia prior to its designation as a Development Candidate, Pharmacopeia shall pay to Organon an amount equal to *** of Sublicense Income received;

              (ii)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia following its designation as a Development Candidate, but prior to initiation of Phase I clinical trials, Pharmacopeia shall pay to Organon an amount equal to *** of sublicense Income received;

              (iii)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia following initiation of Phase I clinical trials, but prior to initiation of Phase II clinical trials, Pharmacopeia shall pay to Organon an amount equal to *** of Sublicense Income received; and

              (iv)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia following initiation of Phase II clinical trials, but prior to initiation of Phase III clinical trials, Pharmacopeia shall pay to Organon an amount equal to *** of Sublicense Income received; and

              (v)  for a Collaboration Product which is based on a Reverted Lead Compound which has reverted back to Pharmacopeia following initiation of Phase III clinical trials, Pharmacopeia shall pay to Organon an amount equal to *** of Sublicense Income received.

        8.3    Payment of Royalties.

          8.3.1    Royalty Report.    After the First Commercial Sale of a Collaboration Product for which royalties are due and payable by either Party, its Affiliates or Sublicensees hereunder, the paying Party shall provide the other Party a royalty report on a quarterly calendar basis within ninety (90) days after the end of the calendar quarter to which such royalty report applies. Each such report shall state, separately for the paying Party, and each Affiliate and Sublicensee, the number, description, and aggregate Net Sales, on a country- by- country basis, and product-by-product basis during the calendar quarter during which a royalty is payable. Contemporaneously with the submission of the royalty reports, the paying Party shall pay to the other Party all royalties due.

          8.3.2    Records Retention.    Each Party shall keep, and require its Affiliates and Sublicensees to keep, for a period of not less than seven (7) years, complete and accurate records of all Net Sales. Each Party shall have the right, at its sole expense, through a certified public accountant reasonably acceptable to the other Party, and following reasonable notice, to inspect such records during regular business hours, during the life of the paying Party's obligation to pay royalties on Collaboration Products; provided, however, that such inspection shall not (i) take place more often than once a year; and (ii) shall not cover any records which date prior to the date of the last examination, and further provided that, such accountants shall report only as to the accuracy of the royalty statements and payments and the amount of any underpayment. Copies of such reports shall be supplied to the paying Party. In the event that the report demonstrates that the paying Party has underpaid royalties, the paying Party shall promptly pay such royalties together with interest at the prime rate as stated in the Wall Street Journal Europe under "Money Rates" plus two percent (2%) ("Prime Plus 2") applied to the amount unpaid from the date due to the date paid. If the paying Party has overpaid royalties, the paying party may credit such overpayments against future royalties owed to the other Party. The interest available to each Party pursuant to this Section shall in no way limit any other remedies available to each Party.

          8.3.3    Tax on Royalties.    Any tax paid or required to be withheld by a Party for the benefit of the other Party on account of royalties payable under this Agreement shall be deducted from the amount of royalties otherwise due. Each Party shall secure and send to the other Party proof of any such taxes withheld and paid for its benefit of and shall, at the request of the other Party, provide reasonable assistance to other Party in recovering said taxes.

          8.3.4    Form of Payment.    All payments required according to this Section 8 of the Agreement due Pharmacopeia hereunder shall be made in United States dollars, for Pharmacopeia's account, by wire transfer to a bank in the United States designated in writing by Pharmacopeia; provided, however, that where payments in respect of Net Sales are based on Net Sales in non-U.S. currencies, the amount of Net Sales and any deductions used to calculate Net Sales, if any, shall be converted by Organon, based on the average of the "bid" and "asked" exchange rate provided by the Wall Street Journal Europe, for the last business day of each calendar quarter, into United States Dollars. All payments required according to this Section 8 due Organon hereunder shall be made in Euros, for Organon's account, by wire transfer to a bank in the Netherlands designated in writing by Organon. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%) calculated on the number of days such payment is delinquent. The interest available to each Party pursuant to this Section shall in no way limit any other remedies available.

ARTICLE 9

REPORTS, BOOKS AND TAX MATTERS

        9.1.    Examination of Books.    Each of the Parties shall keep and maintain complete and accurate books in respect of its activities during the Research Term and the six month period following termination pursuant Section 15.3.3, and with respect to books and records for which payment may be required, in accordance with applicable accounting principles consistently applied and in accordance with local law. Each Party shall provide the other the right to inspect such financial records, and shall provide copies of all requested records, to the extent reasonably related to the performance of the other Party's obligations under this Agreement. The Parties shall retain such records for so long as the Parties shall mutually determine.

        9.2    Tax Matters.    Each Party agrees that the other Party is entitled to all tax benefits, including in particular, tax credits and/or tax deductions attributable to amounts the other Party has paid hereunder. Each Party shall file its federal, state, and local tax returns on a basis consistent with this Agreement, and shall not take any action inconsistent with the other Party's entitlement to such tax benefits. In the event that a Party, in its judgment, determines that it must obtain information and verification regarding the use or application of such expenditures in order to prepare its tax returns or to respond to an inquiry during a tax audit or any other inquiry relating to such treatment of its tax return, or to defend its tax position in any proceeding including litigation, the Parties shall reasonably cooperate with each other and provide such information as the other Party may reasonably require at the request and expense of the requesting Party.

ARTICLE 10

PATENTS

        10.1    Disclosure by Employees, Agents or Independent Contractors.    Organon and Pharmacopeia agree that as to any employees, agents, or independent contractors of Organon and Pharmacopeia presently in their employ or who are hired or retained by Organon or Pharmacopeia to perform, manage performance of, or participate in the research done pursuant to this Agreement, Organon and Pharmacopeia will ensure that such employees, agents, or independent contractors will promptly disclose and assign to the Party engaging them any and all rights to inventions, developments, or improvements, (whether patentable or not) conceived and/or reduced to practice during the course of their duties. Each Party will notify the other Party promptly of any sole or joint inventions within the Developed Technology.

        10.2    Patent Prosecution and Related Activities.

          10.2.1    Pharmacopeia Base Technology.    Pharmacopeia shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, by itself or with Third Parties, Patent Rights within the Pharmacopeia Base Technology and conducting any interferences, re-examinations, reissues and oppositions relating to such Patent Rights.

          10.2.2    Organon Base Technology.    Organon shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, by itself or with Third Parties, Patent Rights within the Organon Base Technology and conducting any interferences, re-examinations, reissues and oppositions relating to such Patent Rights.

          10.2.3    Developed Technology.

            (a)    Prosecution by Organon.    For as long as its license rights have not expired or been terminated, Organon shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, Patent Rights within the Developed Technology claiming Lead Compounds, Organon Compounds, or methods of making or using the same, and conducting any interferences, re-examinations, reissues and oppositions relating to such Patent Rights. It is understood and agreed that in such Patent Rights Organon may claim any or all Pharmacopeia Compounds with activity against the same Target as the Lead Compound, or based on the Organon Compounds; provided, however, that if such Patent Rights include one or more Inactive Compound, Pharmacopeia shall have the right to require that Organon not disclose nor claim any Inactive Compound and shall provide notice to Organon to that effect. Organon shall have a period of ninety (90) days from the receipt of such notice during which to provide Pharmacopeia with evidence reasonably demonstrating that such Pharmacopeia Compound was in fact synthesized and tested by Organon, and has in fact the utility which is to be disclosed or claimed. In the event that Organon fails to provide such evidence, and Organon claims such Inactive Compound, then Organon agrees to grant, and hereby grants to Pharmacopeia, an exclusive (even as to Organon), worldwide, royalty-free right and license, with the right to grant and authorize sublicenses, under Organon's interest in the Patent Rights claiming such Inactive Compound, to make, have made, use, import, offer for sale, have sold and sell products based thereon, for the life of the applicable Patent Rights.

            (b)    Prosecution by Pharmacopeia.    Except as otherwise provided in Section 10.2.3(a), Pharmacopeia shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, Patent Rights within the Developed Technology and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents.

            (c)    Cooperation; Request to Responsible Party.    Each of Organon and Pharmacopeia shall keep the other fully informed as to the status of patent matters described in this Section 10.2.3 including, without limitation, by providing the Patent Committee the opportunity to fully review and comment on any documents which will be filed in any patent office as far in advance of filing dates as feasible, and providing the other copies of any documents that such Party receives from such patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Organon and Pharmacopeia shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other Party's request. Either Party may request the other Party to file a patent application claiming any invention within the Developed Technology for which the other Party has responsibility as set forth in Sections 10.2.3(a) or 10.2.3(b).

          10.2.4    Ownership.    Ownership of Patent Rights shall be determined based upon US Patent Laws.

          10.2.5    Election Not to Prosecute.    Upon ninety (90) days written notice to the other Party, the responsible Party may elect to discontinue the prosecution of any patent applications filed pursuant to Sections 10.2.3(a) or (b) and/or not to file or conduct any further activities with respect to the Patent Rights described in such Sections. In the event the responsible Party declines to file or, having filed, fails to further prosecute or maintain any Patent Rights filed pursuant to this Agreement, which relate to the Developed Technology, or to conduct any interferences, re-examinations, reissues, oppositions with respect thereto, the other Party shall have the right to prepare, file, prosecute and maintain such Patent Rights in such countries as it deem appropriate, and conduct any interferences, re-examinations, reissues or oppositions at its sole expense. The other Party agrees to cooperate in any manner reasonably requested in connection with any such actions by such Party, at the expense of the requesting Party, and shall assign all right, title and interest in and to such Patent Rights to the Party continuing such activities.

        10.3    Permitted Disclosures.    Following a written notice from the other Party hereto, the Parties shall in good faith grant each other permission, not to be unreasonably withheld, to disclose in the specification of a patent application filed by the other Party pursuant to this Agreement, any Pharmacopeia Base Technology, Organon Base Technology, or Developed Technology necessary to support and enable claims in such patent applications.

        10.4    Third Party Infringement.

          10.4.1    Developed Technology.    Organon and Pharmacopeia shall have the right to initiate legal action to enforce the Patent Rights within the Developed Technology against infringement or misappropriation by Third Parties or defend any declaratory judgment action relating thereto. A Party shall have the initial right, but not the obligation, to initiate and conduct legal proceedings to enforce against any infringement or defend any declaratory judgment action involving a Patent Right within the Developed Technology licensed to such Party hereunder at its sole expense.

          10.4.2    Failure to Enforce.    If within sixty (60) days following receipt of written notice of an infringement or misappropriation of Developed Technology which a Party has the right to enforce pursuant to Section 10.4.1 above (or written notice of a declaratory judgment action alleging invalidity or unenforceability of such Developed Technology), the Party fails to take action to halt such alleged infringement or misappropriation or defend such a declaratory judgment action, the other Party may, at its expense, take such legal action as it deems appropriate, in its own name, to halt such an alleged infringement or misappropriation or defend such a declaratory judgment action. Each Party agrees to render such reasonable assistance as the prosecuting Party may request.

          10.4.3    Base Technology.    In the event that any Pharmacopeia Base Technology or Organon Base Technology is infringed or misappropriated by a Third Party, or is subject to a declaratory judgement action arising from such infringement or misappropriation, Pharmacopeia and Organon shall promptly notify the other Party. It is understood and agreed that Pharmacopeia shall have the sole right to initiate and conduct legal proceedings to enforce the Pharmacopeia Base Technology against any infringement or misappropriation or defend any declaratory judgment action relating thereto, at its sole expense, and that Organon shall have the sole right to initiate and conduct legal proceedings to enforce the Organon Base Technology against any infringement or misappropriation or defend any declaratory judgment action relating thereto, at its sole expense.

          10.4.4    No Settlement Without Consent.    Neither Party shall enter into any settlement of any claim, suit or proceeding under Sections 10.4.1, or 10.4.3 above which admits or concedes that any aspect of the Developed Technology or Base Technology licensed from the other Party is invalid or unenforceable without the prior written consent of such other Party.

          10.4.5    Cooperation.    Each Party shall keep the other reasonably informed of the progress of any claim, suit or proceeding subject to this Section 10.4 and cooperate reasonably in connection with such activities at the request and expense of the Party involved in such claim, suit or proceeding.

          10.4.6    Division of Recoveries.

            (a)  Any recovery received in connection with a suit brought by a Party pursuant to Section 10.4.1 shall be used first to reimburse the Party for expenses (including attorneys, professional and expert fees) incurred in such suit, and any remainder shall be treated as Net Sales..

            (b)  Any recovery received in connection with a suit brought by Organon or Pharmacopeia solely pursuant to Section 10.4.3 shall be retained by the Party initiating such suit.

        10.5    Infringement Claims by Third Parties.    If the manufacture, sale or use of any Collaboration Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against a first Party (or its Sublicensees), such first Party shall promptly notify the other Party in writing setting forth the facts of such claim in reasonable detail. The first Party shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any agreement or settlement which admits or concedes that any aspect of the Developed Technology, the Pharmacopeia Base Technology, the Organon Base Technology or the Excluded Technology is invalid, unenforceable or not infringed, without the prior written consent of the other Party. The first Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding, and the other Party shall have the right (but not the obligation) to be separately represented, at its expense, by counsel of its own choice and to advise the first Party on the defense of such claim, suit or proceeding.

ARTICLE 11

CONFIDENTIALITY

        11.1    Confidentiality.

          11.1.1.    Term of Confidentiality.    Except as otherwise provided in this Section 11.1, the Party receiving Confidential Information (the "Receiving Party") shall keep all Confidential Information disclosed to it by the disclosing Party (the "Disclosing Party") confidential for the Research Term and ten (10) years thereafter. Without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose any Confidential Information to any Third Party, except to the officers, employees, agents, or representatives of the Receiving Party or the Receiving Party's Affiliates (collectively the "Representatives"), who, in each case, have a need to know any such Confidential Information for purposes of the implementation and performance by the Receiving Party of its obligations pursuant to this Agreement, and will use the Confidential Information provided by the Disclosing Party only for such limited purposes.

          11.1.2.    Warranty of Obligation.    Each Party warrants that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by the terms and conditions of this Agreement. The Receiving Party shall ensure that the Confidential Information provided by the Disclosing Party shall not be used or disclosed by such Representatives except as permitted by this Agreement. The Receiving Party shall stand responsible for any breach by its Representatives of the confidentiality provisions set forth in this Agreement.

          11.1.3.    Ownership of Confidential Information.    Except as provided herein with respect to the ownership of Developed Technology, all Confidential Information disclosed by the Disclosing Party shall remain the property of the Disclosing Party. Upon the written request of the Disclosing Party (i) all tangible Confidential Information provided by the Disclosing Party (including, but not limited to all copies thereof and all unused samples of materials provided by the Disclosing Party) except for Confidential Information consisting of analyses, studies and other documents prepared by or for the benefit of the Receiving Party, shall be promptly returned to the Disclosing Party, and (ii) all portions of such analyses, studies and other documents prepared by or for the benefit of the Receiving Party (including all copies thereof) which are within the definition of Confidential Information shall be destroyed, and the Receiving Party shall certify such destruction in writing to the Disclosing Party.

          11.1.4.    Permitted Disclosures.    The obligations of confidentiality and non-use set forth in this Agreement shall not apply to any portion of the Confidential Information which:

            (a)  is or becomes public or available to the general public otherwise than through the wrongful act or default of the Receiving Party or its Representatives; or

            (b)  is obtained by the Receiving Party from a Third Party who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to the Disclosing Party; or

            (c)  is previously known to the Receiving Party prior to disclosure by the Disclosing Party, as shown by written evidence, and is not obtained or derived directly or indirectly from the Disclosing Party; or

            (d)  is independently developed by the Receiving Party without the use of or reliance on any Confidential Information provided by the Disclosing Party hereunder, as shown by contemporaneous written evidence.

          11.1.5.    Legal Disclosure.    The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent reasonably necessary in prosecuting or defending litigation, complying with applicable laws, governmental regulations or court order, or otherwise submitting required information to tax or other governmental authorities. If the Receiving Party intends to so disclose any such Confidential Information, the Receiving Party shall provide the Disclosing Party prompt prior notice of such fact so that the Disclosing Party may seek to obtain a protective order or other appropriate remedy concerning any disclosure of such Confidential Information. The Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude the disclosure of such Confidential Information, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information.

          11.1.6.    No Warranty As To Reliability.    Each of the Parties acknowledges that neither Party makes any representation or warranty as to the reliability, accuracy or completeness of any of the Confidential Information disclosed hereunder, except for any specific representation or warranty made in other sections of this Agreement. The Receiving Party agrees that neither the Disclosing Party nor any of the Disclosing Party's Representatives shall have any liability to the Receiving Party arising from the disclosure of Confidential Information by the Disclosing Party except as otherwise provided herein.

          11.1.7.    No Implied License.    Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as giving the Receiving Party any right, title and interest in and to the Confidential Information of the Disclosing Party.

          11.1.8.    Public Domain.    For the purpose of this Agreement, specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

        11.2.    Publications.    The Patent Committee will discuss and review proposed publications describing the scientific results of the Research Collaboration. Either Party may, in its sole discretion, decide not to permit publication by the other Party of any scientific results related to any results of the Research Collaboration.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES OF PHARMACOPEIA

        12.1 Pharmacopeia represents and warrants to Organon as follows:

          12.1.1    Organization.    It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          12.1.2    Authority.    It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

          12.1.3    Enforceability.    This Agreement has been duly executed and delivered by Pharmacopeia and constitutes legal, valid, and binding obligations of Pharmacopeia enforceable against Pharmacopeia in accordance with its terms.

          12.1.4    Approvals and Consents.    No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Pharmacopeia of this Agreement or the consummation by Pharmacopeia of the transaction contemplated hereby (other than contemplated Collaboration Product regulatory approvals).

          12.1.5    No Conflicts.    None of the execution, delivery, or performance of this Agreement by Pharmacopeia (i) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Pharmacopeia, or its Affiliates or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Pharmacopeia. Pharmacopeia has not, to the best of its knowledge entered into, nor will Pharmacopeia, after the Effective Date, knowingly enter into any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Organon of the benefits of this Agreement.

          12.1.6    Title.    As of the Effective Date, it has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

          12.1.7    Disclaimer.    Except as provided herein, Pharmacopeia specifically disclaims any guarantee that the Research Collaboration will be successful, in whole or in part. The failure of Pharmacopeia to successfully identify Lead Compounds will not, of itself, constitute a breach of any representation or warranty or other obligation under this Agreement. Pharmacopeia does not make any representation or warranty or guaranty that the Research Collaboration will be sufficient for the successful completion of the research. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, PHARMACOPEIA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DEVELOPED TECHNOLOGY, LEAD COMPOUNDS, ORGANON COMPOUNDS PHARMACOPEIA COMPOUNDS OR LIBRARIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PHARMACOPEIA BASE OR DEVELOPED TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

          12.1.8    Sufficient Rights.    As of the Effective Date, it owns or Controls its Patent Rights, to conduct the Research Collaboration and to grant the rights and licenses to Organon, and to fulfill its duties and obligations pursuant to this Agreement. To the knowledge of Pharmacopeia, as of the Effective Date the rights and licenses granted to Organon hereunder do not violate the rights of any Third Party to which Pharmacopeia has granted a license.

          12.1.9    No Prior Grant or Patents.    As of the Effective Date, Pharmacopeia has not (i) knowingly granted any licenses to Third Parties, or (ii) knowingly filed any patent application, in either case inconsistent with the licenses granted or to be granted to Organon hereunder.

ARTICLE 13

REPRESENTATIONS AND WARRANTIES OF ORGANON

        13.1 Organon represents and warrants to Pharmacopeia as follows:

          13.1.1    Organization.    It is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands.

          13.1.2    Authority.    It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

          13.1.3    Enforceability.    This Agreement has been duly executed and delivered by Organon and constitutes the legal, valid, and binding obligations of Organon enforceable against Organon in accordance with its terms.

          13.1.4    Approvals and Consents.    No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Organon of this Agreement or the consummation by Organon of the transaction contemplated hereby (other than contemplated Regulatory Approvals).

          13.1.5    No Conflicts.    None of the execution, delivery, or performance of this Agreement by Organon (i) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Organon, or its Affiliates or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Organon. Organon has not, to the best of its knowledge entered into, nor will Organon, after the Effective Date, knowingly enter into any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Pharmacopeia of the benefits of this Agreement.

          13.1.6    Title.    As of the Effective Date, it has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

          13.1.7    Sufficient Rights.    As of the Effective Date, it owns or Controls its Patent Rights, to conduct the Research Collaboration and to grant the rights and licenses to Pharmacopeia, and to fulfill its duties and obligations pursuant to this Agreement. To the knowledge of Organon, as of the Effective Date the rights and licenses granted to Pharmacopeia hereunder do not violate the rights of any Third Party to which Organon has granted a license.

          13.1.8    No Prior Grant or Patents.    As of the Effective Date, Organon has not (i) knowingly granted any licenses to Third Parties, or (ii) knowingly filed any patent application, in either case inconsistent with the licenses granted or to be granted to Pharmacopeia hereunder.

ARTICLE 14

SURVIVAL AND INDEMNIFICATION

        14.1    Survival of Representations, Warranties, Covenants, and Agreement.    The representations, warranties, covenants, and agreements contained in this Agreement shall survive the Research Term and the completion of the other actions set forth herein and shall remain in full force and effect. Except as expressly provided herein, the Parties confirm that they have not relied upon any other representations, warranties, covenants, and agreements as an inducement to enter into this Agreement or the other agreements and instruments to be executed and delivered by the Parties pursuant to this Agreement.

        14.2    Indemnification by Pharmacopeia.    Pharmacopeia hereby agrees to indemnify and hold Organon, its Affiliates and their respective officers, directors, stockholders, employees, agents, and representatives (collectively, the "Organon Indemnitees") harmless on an after-tax basis from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Organon Indemnitees by Third Parties other than the Organon Indemnitees, including fees and disbursements of counsel and expenses of reasonable investigation (collectively, "Organon Losses"), arising out of, based upon or caused by: (i) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Pharmacopeia contained in this Agreement or in any other agreement or instrument delivered by Pharmacopeia pursuant to this Agreement; (ii) any failure by Pharmacopeia, its Affiliates or designee to conduct the research pursuant to the Research Plans in a diligent and professional manner and in accordance with applicable laws and regulations; (iii) any negligence or intentional wrongdoing by Pharmacopeia, its Affiliates or designees in the performance of the research hereunder (except in each case to the extent that any Organon Loss is due to the negligence or willful misconduct of Organon Indemnitees); or (iv) the development, preclinical and clinical testing, manufacture, distribution, sale and/or use (including but not limited to product liability claims) of any Reverted Lead Compound or non-Designated Lead Compound (except in each case to the extent that any Organon Loss is due to the negligence or willful misconduct of Organon Indemnitees).

        14.3    Indemnification by Organon.    Organon hereby agrees to indemnify and hold Pharmacopeia, its Affiliates, subcontractors and their respective officers, directors, stockholders, employees, agents, and representatives (collectively, the "Pharmacopeia, Indemnitees") harmless on an after-tax basis from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Pharmacopeia Indemnitees by Third Parties other than the Pharmacopeia Indemnitees, including fees and disbursements of counsel and expenses of reasonable investigation (collectively, "Pharmacopeia Losses"), arising out of, based upon or caused by: (i) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Organon contained in this Agreement or in any other agreement or instrument delivered by Organon pursuant to this Agreement; (ii) any failure by Organon, its Affiliates or designee to conduct the research pursuant to the Research Plans in a diligent and professional manner and in accordance with applicable laws and regulations; (iii) the use of any Target, or any Assay, including but not limited to patent infringement claims in connection with the use of any Assay, any Target or of any materials relating to any Assay or any Target, (iv) any negligence or intentional wrongdoing by Organon, its Affiliates or designees in the performance of the research hereunder; or (v) the development, preclinical and clinical testing, manufacture, distribution, sale and/or use (including but not limited to product liability claims) of any Lead Compound, Derivative Compound or Collaboration Product (except in each case to the extent that any Pharmacopeia Loss is due to the negligence or willful misconduct of Pharmacopeia Indemnitees).

        14.4    Notices.    Each indemnified Party agrees to give the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, "Claims") for which such indemnified Party intends to assert a right to indemnification under this Agreement; provided however, that failure to give such notification shall not affect the indemnified Party's entitlement to indemnification hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the initial right (but not the obligation) to defend, settle or otherwise dispose of any Claim for which the indemnified Party intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if and so long as the indemnifying Party has recognized in a written notice to the indemnified Party provided within thirty (30) days of such written notice its obligation to indemnify the indemnified Party for any Pharmacopeia Losses or Organon Losses (as the case may be) relating to such Claim; provided however that if the indemnifying Party assumes control of the defense, settlement, or disposition of a Claim, the indemnifying Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of the Claim. If the indemnifying Party fails to state in a written notice during such thirty (30) day period its willingness to assume the defense of such a Claim, the Pharmacopeia or Organon Indemnitee, as the case may be, shall have the right to defend, settle or otherwise dispose of such claim, subject to the applicable provisions of Sections 14.2 and 14.3 above.

ARTICLE 15

TERM, TERMINATION, AND EXPIRATION

        15.1.    Term of Agreement.    The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect on a country-by-country and Collaboration Product-by-Collaboration Product basis until Organon and its Sublicensees have no remaining royalty obligations in a country, unless terminated earlier as provided in this Article 15.

        15.2    Research Term.    The Research Collaboration shall commence on the Effective Date and terminate on the last day of the Initial Research Term, unless extended by mutual agreement of the Parties, upon twelve (12) months written notice from Organon before the last day of the Initial Research Term, in which case the Research Collaboration shall terminate on the last day of such extension.

        15.3    Termination.

          15.3.1    Breach.    Except as provided in Section 15.3.3, if either Party breaches, or defaults in the performance of, or fails to be in compliance with, any material warranty, representation, agreement or covenant of this Agreement, including any payment obligations, and such default or noncompliance shall not have been substantially remedied, or steps initiated to substantially remedy the same to the other Party's reasonable satisfaction, within sixty (60) days after receipt by the defaulting Party of a written notice thereof and demand to cure such default from the other Party (or, in the case of a failure to pay any amount due hereunder, within ten (10) business days after receipt of such notice), the Party not in default or breach may terminate this Agreement subject to the provisions herein.. Such termination shall be effective only after submission of the dispute to arbitration as set forth in Section 16.19 and a determination by the arbitrators that there has been a material breach or default.

          15.3.2    Bankruptcy.    Either Party may, subject to the provisions herein, terminate the Research Collaboration and this Agreement if, at any time, the other Party shall file in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall propose or be a party to any dissolution, or if such Party shall make an assignment for the benefit of creditors.

          15.3.3    Termination of Research Collaboration.

            (a)  At the end of each of Research Year One, Research Year Two and Research Year Three, the Parties shall meet to review the progress of the Research Collaboration. If the JRC determines that Organon and Pharmacopeia have each exercised commercially reasonable efforts, but Pharmacopeia has failed to deliver the following number of Lead Series per Research Year, Organon shall have the right to terminate the Research Collaboration at the end of each of Research Year Two or Research Year Three upon six (6) months notice to Pharmacopeia in the event that (i) in the case of Research Year Two, Pharmacopeia has failed to deliver one (1) Lead Series (with demonstrated progress towards one additional Lead Series) by the end of Research Year Two; or (ii) in the case of Research Year Three, Pharmacopeia has failed to deliver a cumulative total of three (3) Lead Series (with demonstrated progress towards one additional Lead Series) by the end of Research Year Three. In the event of that Organon elects to terminate the Research Collaboration as provided in this Section, all payments made to Pharmacopeia as of the date of the termination shall be non-refundable, provided, however, that during the six (6) months notice period, Organon shall have no obligation to provide further funding under Section 6.1, and Pharmacopeia shall provide thirty (30) FTE-months of effort in the Research Collaboration, at its own expense.

            (b)  In the event that Pharmacopeia determines that (1) Organon has not provided Pharmacopeia with targets in the number and frequency set forth herein, (2) Pharmacopeia is not able to accept the targets for screening in the Research Collaboration, provided that the inability of Pharmacopeia is due to conditions relating to such targets which are outside of Pharmacopeia's control, or (3) Organon is not diligently carrying its activities hereunder (including but not limited to, failing to provide Pharmacopeia on a Target-by-Target basis with enabling Target Information, key reagents and the Assay and providing the resources to conduct in vivo models), then Pharmacopeia shall have the right upon six (6) months written notice to Organon, to terminate the Research Collaboration or to continue its activities hereunder on the Targets that have been accepted before the occurrence of any of the foregoing. In the event that Pharmacopeia elects to terminate the Research Collaboration as provided in this Section, all payments made to Pharmacopeia hereunder as of the date of the termination shall be non-refundable, provided, however, that during the six (6) months notice period, the Parties shall continue their respective activities in the Research Collaboration. In the event that Pharmacopeia elects to continue its activities hereunder on the Targets that have been accepted prior to the occurrence of any of the foregoing, then Pharmacopeia's obligation to provide Lead Series shall be reduced in proportion to the reduction in the number of the targets made available to Pharmacopeia and that Pharmacopeia is able to accept pursuant to the terms set forth herein. (By way of example, the number of Lead Series to be delivered by Pharmacopeia is expected to be approximately about 25% of the number of targets made available by Organon. If the number of targets proposed by Organon is reduced to twenty (20) targets, then Pharmacopeia shall deliver no more than five (5) Lead Series to Organon). The Parties agree that notwithstanding any reduction in the Lead Series to be delivered, Organon shall continue funding Pharmacopeia as provided herein.

          15.3.4    Rights in Law or Equity.    Except as otherwise expressly provided herein, termination by either Party pursuant to this Section 15.3 shall not prejudice any other remedy that a Party might have in law or equity, except that neither Party may claim compensation for lost opportunity or like consequential damages arising out of the fact of such termination.

        15.4    Effect of Breach or Termination.

          15.4.1    Accrued Obligations.    Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.

          15.4.2    Return of Materials.    Upon any termination of this Agreement, Organon and Pharmacopeia shall promptly return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes).

          15.4.3    Effect of Termination of Research Collaboration.    After the effective date of any termination of the Research Collaboration, subject to the provisions of Sections 7.1.2, 15.3.3 and 15.3.4, Organon shall have no obligation to fund further research activities in the Research Collaboration, and Pharmacopeia shall have no further obligation to conduct such research activities after such date.

          15.4.4    Licenses.

            (a)    Termination by Pharmacopeia Pursuant to Section 15.3.1 and 15.3.2.    In the event of termination by Pharmacopeia pursuant to Sections 15.3.1 or 15.3.2, all exclusivity periods, rights and licenses granted hereunder shall terminate, and any licenses granted by Organon to Pharmacopeia hereunder shall terminate, except for any license granted to Pharmacopeia under Sections 10.2.3(a) and 5.6, which shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto, including the applicable provisions of Articles 4, 8 and 9, which shall survive and be applicable to such licenses in addition to the provisions which survive pursuant to Section 15.5.

            (b)    Termination by Organon Pursuant to Sections 15.3.1 or 15.3.2.    In the event of termination by Organon pursuant to Sections 15.3.1 or 15.3.2, the licenses granted by Organon hereunder shall terminate concurrently, except for any license under Sections 5.6.1 and 10.2.3(a) which shall remain in effect, and any licenses granted by Pharmacopeia hereunder shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto, including the applicable provisions of Articles 4, 7, 8 and 9, which shall survive and be applicable to such licenses in addition to the provisions which survive pursuant to Section 15.5.

            (c)    Termination Pursuant to Section 15.3.3.    In the event of termination by either Party pursuant to Sections 15.3.3, the licenses granted by Organon hereunder shall terminate concurrently, except for any license under Sections 10.2.3(a) and 5.6 which shall remain in effect, and any licenses granted by Pharmacopeia hereunder shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto, including the applicable provisions of Articles 4, 6 (as applicable), 7, 8 and 9, which shall survive and be applicable to such licenses in addition to the provisions, which survive pursuant to Section 15.5.

        15.5    Survival.    The provisions of Sections 3.5, 4.3, 5.6.1, 5.8, 5.9, 5.10, 8.3.2 and Articles 9, 10, 11, 14, 15, and 16 shall survive the expiration or termination of this Agreement.

ARTICLE 16

MISCELLANEOUS

        16.1    Notices.    Any notice or other communication required or permitted to be given by either Party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address an may be designated by notice pursuant to this Section:

If to Pharmacopeia:	If to Organon:
Pharmacopeia, Inc. CN 5350 Princeton, NJ 08543-5350 Attn: Chief Executive Officer	N.V. Organon Kloosterstraat 6 5349 AB Oss The Netherlands Attn: President Fax #: 31-412-646293
With a copy to:	with a copy to:
Pharmacopeia, Inc. CN 5350 Princeton, NJ 08543-5350 Attn: General Counsel Fax: (609) 452-3655	Akzo Nobel Nederland B.V. Wethouder va Eschstraat 1 5342 AV Oss The Netherlands
Attn: Legal Affairs Department Fax#: 31-412-666373

        16.2    Amendments.    No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by duly authorized representatives of both Parties.

        16.3    Waiver.    No waiver of any rights under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.

        16.4    Headings.    The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.

        16.5    Applicable Law.    This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Delaware and the Parties consent to the jurisdiction of the State and Federal Courts of Delaware.

        16.6    Severability.    If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Parties to the maximal extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

        16.7    Assignment: Binding Effect.    Neither this Agreement, nor any obligations or rights hereunder, shall be assignable by any Party hereto without the prior written consent of the other Party; provided however, that either Party may assign this Agreement without the consent of the other Party to its Affiliates, if the assigning Party guarantees the full performance of its Affiliates obligations hereunder, or in connection with the sale or transfer of all or substantially all of its assets relating to this Agreement, whether by merger, sale of stock, operation of law or otherwise. Any purported assignment in contravention of this Section shall, at the option of the non-assigning Party, be null and void and of no effect.

        16.8    No Implied licenses.    Only the licenses granted expressly herein shall be of legal force and effect. No license rights shall be created hereunder by implication, estoppel or otherwise.

        16.9    Further Assurances.    Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

        16.10    Force Majeure.    No Party shall be liable for any failure or delay in performance under this Agreement to the extent such failure or delay arises from Force Majeure. A Force Majeure is fire, explosion, earthquake, storm, flood, strike, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, state, federal or foreign governmental or other public authorities, or judgment or decree of a court of competent jurisdiction (but excluding a court injunction against a Party's performance) and not otherwise arising out of breach by such Party of this Agreement. In the event of the occurrence of such an event, the Party so affected shall give prompt written notice to the other Party, stating the period of time the occurrence is expected to continue and shall use best efforts to end the failure or delay and ensure that the effects of such Force Majeure are minimized.

        16.11    Negation of Agency.    Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Organon and Pharmacopeia. The relationship between the Parties established by this Agreement is that of independent contractors.

        16.12    Publicity.    No public announcement concerning the existence or the terms of this Agreement shall be made, either directly or indirectly, by Pharmacopeia or Organon, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release. Neither Party shall issue any press release or make any public announcement, which includes or otherwise uses the name of the other Party in any public statement or document except with the prior written consent of such Party.

        16.13    Registration and Filing of the Agreement.    To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the, expense of the requesting Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

        16.14    Entire Agreement.    This Agreement and the Exhibit hereto may be amended from time to time in accordance with this Agreement) contains the entire agreement between the Parties with respect to the subject matter hereof. Any prior agreement, arrangement or undertaking, whether oral or in writing is hereby superseded.

        16.15    Beneficiaries.    No person, other than Organon or Pharmacopeia and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

        16.16    Affiliates of Parties.    Each Party may perform its obligations hereunder personally or through one or more Affiliates and shall be responsible for the performance of such obligations, and any liabilities resulting therefrom. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly.

        16.17    Compliance with Laws.    In exercising their rights under this Agreement, the Parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

        16.18    Patent Marking.    Organon agrees to mark and have its Affiliates and Sublicensees mark all Collaboration Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

        16.19    Dispute Resolution.

          (a)    Attempt to Settle.    The Parties agree to take all reasonable efforts to resolve any and all disputes between them concerning diligence obligations and/or questions of material breach and default in connection with this Agreement in an amicable manner.

          (b)    Binding Arbitration.    Except in the event of alleged breach, default or lack of diligence by a bankrupt or insolvent Party, the Parties agree that any such dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties shall be resolved by binding arbitration as set forth in this Section, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) by three (3) arbitrators.

          (c)    Written Notice.    If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within twenty (20) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating arbitration, add additional issues to be resolved.

          (d)    Selection of Arbitrators.    Within forty-five (45) days following the receipt of the notice of arbitration, the Parties shall agree on the arbitrators, or if the Parties are unable to agree the arbitrators shall be selected as provided in the AAA Commercial Arbitration Rules. The arbitrators shall not be employees, directors or shareholders of either Party or of an Affiliate and shall be selected in accordance with AAA rules. Where applicable, the arbitrators shall be independent experts in pharmaceutical product development (including clinical development and regulatory affairs) in the U.S., Japan and Europe.

          (e)    Hearings.    The arbitrators shall conduct one or more hearings to allow the parties to present their positions regarding the dispute.

            (i)    Discovery.    The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators shall have sole discretion with regard to the admissibility of any evidence.

            (ii)    Proposed Ruling.    At least ten (10) business days prior to a hearing, each Party must submit to the arbitrators and serve on the other Party a proposed ruling on each issue to be resolved. Such writings shall be limited to not more than fifty (50) pages.

            (iii)    Time; Testimony.    Each Party shall be entitled to no more than five (5) days of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the

    Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether the Parties have had the five (5) days to which each is entitled.

            (iv)    Representation by an Attorney.    Each Party shall have the right to be represented by counsel.

            (v)    Location.    The arbitration shall take place in New York, NY.

          (f)    Costs.    The costs of the arbitration, including administrative and arbitrator fees, shall be shared equally by the Parties. Each Party shall bear its own costs and attorney and witness fees.

          (g)    Written Decision.    The arbitrators shall render a written decision with their resolution of the dispute. The decision of the arbitrators shall be final and not subject to appeal and binding on the Parties hereto.

          (h)    Remedy.    A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

          (i)    Final Decision Within One Year.    Any arbitration subject to this Section 16.19 shall be completed within one (1) year from the filing of notice of a request for such arbitration.

        16.20    No Trademark Rights.    Except as provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name "Pharmacopeia," "Organon" or any other trade name or trademark of the other Party or its Affiliates in connection with performance of this Agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

N.V. ORGANON		PHARMACOPEIA, INC
By:	/s/ H J VERGOUWEN	By:	/s/ STEPHEN A. SPEARMAN
Name:	H J Vergouwen	Name:	Stephen A. Spearman
Title:	Managing Director R&D	Title:	Executive Vice President and Chief Operating Officer
Date: February 13, 2002		Date: January 31, 2002
By:	/s/ C D NICHOLSON
Name:	C D Nicholson
Title:	Director Research
Date: February 13, 2002

EXHIBIT A

Assay Validation Criteria

Generic Validation Criteria for HTS Assays Developed by Organon

        Assay validation is a process that Organon is responsible for conducting prior to delivery of a screen. All work related to assay validation is performed at Organon, with the objective of demonstrating that assay performance meets or exceeds the criteria that has been mutually accepted by both companies. The following are generic validation criteria, which will be dependent and may vary based on the actual assay to be developed.

1)
***

*** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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COLLABORATION AND LICENSE AGREEMENT
BACKGROUND
ARTICLE 1 DEFINITIONS
ARTICLE 2 RESEARCH COLLABORATION
Table 1
ARTICLE 3 JOINT RESEARCH COMMITTEE; JOINT PATENT COMMITTEE
ARTICLE 4 EXCLUSIVITY
ARTICLE 5 LICENSES
ARTICLE 6 FUNDING
ARTICLE 7 MILESTONE PAYMENTS
ARTICLE 8 ROYALTY PAYMENTS
ARTICLE 9 REPORTS, BOOKS AND TAX MATTERS
ARTICLE 10 PATENTS
ARTICLE 11 CONFIDENTIALITY
ARTICLE 12 REPRESENTATIONS AND WARRANTIES OF PHARMACOPEIA
ARTICLE 13 REPRESENTATIONS AND WARRANTIES OF ORGANON
ARTICLE 14 SURVIVAL AND INDEMNIFICATION
ARTICLE 15 TERM, TERMINATION, AND EXPIRATION
ARTICLE 16 MISCELLANEOUS
EXHIBIT A Assay Validation Criteria